Exhibit 11(b)
                         ACCESS CORPORATION
               CALCULATION OF NET EARNINGS PER COMMON SHARE
                    AND COMMON SHARE EQUIVALENT

                                                           Six  Months Ended
                                                              October 31,
                                                       1997          1996
                                                       -------------------------
NET EARNINGS APPLICABLE TO COMMON SHARES AND
  COMMON SHARE EQUIVALENTS:
         Net Earnings                                 $     37,851  $  (276,480)

        Preferred Dividend                                    -            -

       Net Earnings Applicable to Common Shares and
       Common Share Equivalents                       $     37,851  $  (276,480)

CALCULATION OF PRIMARY NET EARNINGS PER
  COMMON SHARE AND COMMON SHARE EQUIVALENTS:
       Average Number of Common Shares and Common
       Share Equivalents Outstanding                     4,865,559    4,865,559

PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share and Common Share
     Equivalents after Discontinued Operations        $       0.01  $     (0.06)
                                                       ===========   ==========

a) Common Share Equivalents have not been included as their inclusion would be anti-dilutive or dilution is less than 3%